JOINT VENTURE AGREEMENT

      California Energy Company, Inc. ("CE") and Kiewit Diversified Group Inc. and Kiewit Construction Group Inc. (collectively one Party hereunder and referred to as "Kiewit") each recognize the unique strengths of the other Party and hereby form a Joint Venture to develop, construct, own and operate power projects internationally as follows:

Strengths:              CE brings power project development expertise,
                        power project financing expertise, financial wherewithal, power project operational expertise, broad knowledge of the international power markets and knowledge of the specific international power project opportunities available.

                        Kiewit brings extensive power project construction expertise, EPC turnkey contract capability, bonding and performance and completion guarantee capability, vendor relationships, infrastructure development expertise, financial wherewithal, coal mining expertise, and a broad knowledge of the power markets internationally.


Power Projects:         Each Party has the right of first refusal to pursue
                        through this Joint Venture, all build, own and operate or build, own, operate and transfer power projects identified by the other Party or its affiliates outside of the United States except those in which (i) the Joint Venture could not acquire a controlling interest in the equity, (ii) bid constraints would effectively prevent Kiewit's or CE's participation, (iii) participant, contractor or partner constraints would effectively prevent Kiewit's or CE's participation, or (iv) the power project location is in the Caribbean, South America or that part of Central
                        America south of Mexico and such project is subject to the right of Distral, S.A. to be developed with CE under a CE/Distral Joint Venture Agreement
                        ("Distral Projects"); provided that, with respect to Distral Projects, CE shall offer Kiewit the opportunity to bid on civil construction or coal supply or (if CE has the right to acquire more than 50% of the equity in such Distral Projects), to participate with CE in the development funding and equity, on a 50/50 basis, in each case pursuant to the terms of CE's Joint Venture Agreement with Distral, S.A.

                        Each Party shall notify the other Party of any power project subject to the right of refusal as soon as such Party believes that such project may be subject to the right of refusal. If the Joint Venture does not promptly elect to pursue the identified power project, either Party may pursue the power project separately.

Development Manager
& Development Costs:    The Parties shall share all project development
                        costs equally. Development costs shall only be incurred by, or at the direction of, CE as the Joint Venture Development Manager and shall include all development costs incurred after a power project has been identified and offered to the Joint Venture until a Party declines to participate in such project or a Party or the Joint Venture or a Project Entity abandons or transfers its interest in a project or a Party is otherwise required to discontinue its participation in a project.
                        Development costs include out-of-pocket, third party expenses incurred by the Parties in furtherance of development of a power project as well as the actual cost associated with employees of the Parties who perform work to develop a power project, in each case at the direction of the Development Manager.

                        In no event shall the reimbursable costs for employees be credited in excess of the actual fully burdened cost (as mutually agreed by the Parties) for the actual time period involved by such staff in Joint Venture development activities. It is anticipated that CE employees will perform a majority of the development activities. Kiewit shall have the ability, however, to dedicate up to one full-time equivalent employee to Joint Venture activities, subject to agreement by the Parties as to appropriate time commitment and cost reimbursement arrangements with respect thereto.

                        Each Party shall submit bills (and provide all reasonably requested supporting documentation) for such development costs on a monthly basis and each Party's share of such costs shall be payable within 30 days of submission of such bills .
                        Semiannually, the Parties shall review and reconcile any development costs incurred hereunder. Verified development costs shall be recovered at project financial closing unless converted to equity or subordinated debt in the projects.


Management
Committee:              The Parties shall establish a management committee
                        to be comprised of two representatives of each of CE and Kiewit, who shall act as agents of the parties appointing them, to oversee and direct
                        Joint Venture  management level decisions.
                        Management committee decisions shall be made by majority vote. In the event of a deadlock regarding a particular project under development which cannot be resolved by the good faith negotiations of the Parties, (including the failure to reach agreement on a turnkey construction contract) either Party shall have the right by 15 days prior written notice to trigger a mandatory discontinuance of both Parties with respect to the particular project, in which case the discontinuance provision below shall apply and CE shall have the exclusive right to pursue such project independently; provided however, that the Parties shall negotiate mutually acceptable deadlock resolution and buyout provisions, which may vary from the foregoing provision as part of the organizational documents for each Project
                        Entity. Each management committee shall have meetings not less often than quarterly. The
                        Development Manager shall prepare, and the management committee shall approve, and review as necessary, annual budgets for Joint Venture activities. Day to day operational decisions relating to the Joint Venture, as well as individual projects and Project Entities shall be made by the Development Manager.

Turnkey Construction:   Where the ability to select the turnkey contractor
                        is within the Joint Venture's control, CE on behalf of the Joint Venture shall provide a preferential opportunity to Kiewit or an affiliate thereof to negotiate a turnkey construction contract with CE acting on behalf of the Joint
                        Venture for each such project. Kiewit shall provide completion and performance guarantees and appropriate security (e.g. letter of credit, guarantee, bond) reasonably required by project finance lenders or other third party project participants to secure performance of its contractual obligations. Prior to entering into the turnkey contract, CE and Kiewit shall jointly
                        (i) agree upon the technical/ systems/vendors to be utilized, taking into account market conditions and project financing requirements and (ii) price and select items of equipment whose value exceeds
                        $250,000. CE and Kiewit shall jointly select the engineering firm to be used by Kiewit for the turnkey pricing and contract; provided that, to the extent capable, The Ben Holt Co. will be given a preferential opportunity to negotiate such an engineering role in the turnkey contract for each such project.

Project Entity:         After a power project has reached an appropriate
                        stage of development, CE shall endeavor to create a Project Entity (e.g., corporation, limited liability company, partnership), which shall be reasonably acceptable to both Parties, to undertake the financing of such power project. The Project
                        Entity organizational documents shall reflect the equity participation of the Parties and the fact that CE shall act as the managing general partner or in an analogous operating or managing role for such Project Entity, subject to mutually acceptable management or shareholder approval rights in favor of Kiewit. The provisions set forth in this Joint
                        Venture Agreement relating to the terms and conditions of each Project Entity may be varied by mutual agreement of the Parties; in the event of any conflict between this Agreement and any agreement relating to a Project Entity, the agreement relating to the Project Entity shall control.

Capital Contributions:  Unless otherwise negotiated by the Parties, CE and
                        Kiewit shall each provide 50% of the equity or other sponsor-provided funding required from the Parties for financing a power project developed by the Joint Venture or a Project Entity. If agreed by the Parties and acceptable to project lenders, equity contributions may be made in the form of construction or engineering or other services performed. Development costs may be considered equity contributions of the Parties to the extent agreed by the Parties and permitted by the applicable project lender. The Parties acknowledge that any commitment by either Party to invest equity will be conditioned upon obtaining acceptable rates of return and other acceptable provisions.

Profit/Loss/
Distributions:          All profits, losses and other distributions
                        (including fees and other similar compensation)
                        arising from Joint Venture or Project Entity
                        activities after repayment of development costs
                        (other than profits and losses arising under
                        separate construction and operation and maintenance
                        contracts)   shall be allocated 50/50 to CE and
                        Kiewit or otherwise in accordance with each Party's equity contribution.

Operations &
Maintenance:      CE shall serve as operator of all power projects
                  developed by the Joint Venture or a Project Entity under an agreement acceptable to the Parties and project lenders which provides reasonable oversight to the Parties over operational expenses and activities. CE shall provide appropriate security (e.g. letter of credit, guarantee, bond) reasonably required by lenders or other third parties to secure performance of its contractual obligations as operator.


Accounting:       As Development Manager, CE shall maintain, on behalf of
                  the Joint Venture, records of development costs and such other matters as are reasonably required in connection with Joint Venture activities. The records of the Development Manager and each Project Entity shall be accurate in all material respects and shall fairly present the position and results of the Joint Venture and each Project Entity and shall be prepared on an accrual basis in accordance with U.S.A. generally accepted accounting principles consistently applied.


Discontinuance:   Except for binding obligations under executed contracts
                  including construction or operation and maintenance agreements, with respect to any project, either Party may elect to discontinue its participation in the Joint
                  Venture or any project or Project Entity by delivering written notice to the other 15 days in advance of its discontinuance provided that the discontinuing party shall use all reasonable efforts to ensure that such discontinuance shall not be made in a manner which would disrupt any near term pending proposals and/or negotiations such that the remaining Party is injured and cannot continue with the proposal/negotiations. Upon delivery of such notice, the Parties shall for no additional consideration, execute appropriate assignment, assumption, indemnity and release documents which transfer, as of the date of the date of discontinuance, to the remaining Party (or an affiliate thereof as designated by such remaining Party) all obligations and rights in the respective project or Project Entity or in all power projects identified to the Joint Venture, but not yet transferred to a Project Entity, whichever is applicable. Such discontinuance by a Party shall be immediately effective as an assignment of its interest in any power project; however, the discontinuing Party shall pay its share of development costs incurred by the Joint
                  Venture or Project Entity on or before the date of discontinuance, although such expenses may come due later. The discontinuing Party shall be entitled to be repaid its share of the development costs with respect to any discontinued project out of the construction or project financing therefor, but only after repayment to the remaining party (and any new equity participants) of all development costs incurred with respect to the Project.

Right of First Refusal:

                  Notwithstanding any provision of this Agreement to the contrary, either Party ("Selling Party") may sell or transfer its interest in , any project or Project Entity (but not the Joint Venture) to a third party, provided it first notifies the other Party ("Offeree Party") of the identity of the prospective purchaser, assignee or transferee and sends to the Offeree Party a copy of the written offer, and provided further that the Selling Party shall first offer to sell all its interest in , any project or Project Entity to the Offeree Party for the same price, and on the same terms as those being offered to the Selling Party. The Offeree Party shall have 90 days after receiving such offer to accept it. If the Offeree Party does not agree to purchase the Selling Party's interest in , any project or Project Entity with the 90 day period set forth above, the Selling Party may sell its interest in , any project or Project Entity on the terms first proposed in the written offer sent to the Offeree Party; provided, however, that no Party may transfer its interest in , any project or Project Entity to another unless the transferee agrees in writing to be bound by the same terms and conditions of this Agreement (as it applies to such project or Project Entity) and becomes a party hereto.

Compliance with Law:

                  In performing their respective activities hereunder, each Party agrees to comply with all applicable United States, and other applicable laws. In this regard, each Party agrees that neither it nor its employees, agents or subcontractors shall make any payment or give anything of value to any government official to influence a government decision, or to gain any other governmental advantage for the Parties, the Joint Venture, any project or a Project Entity in connection with the activities performed hereunder.

Assignment:       Except for assignments to affiliates  and assignments to
                  lenders and others (which each Party agrees to make as reasonably required for project financing) and assignments pursuant to the Right of First Refusal set forth above, neither Party may sell, transfer, assign or otherwise encumber any portion of its interest in the Joint Venture any project, or any Project Entity without the other Party's prior written consent. For purposes of this Agreement "Affiliate" of a Party shall mean a person or entity controlling, controlled by or under common control with the Party.

Nature of Joint Venture:

                  The Joint Venture shall not be considered, and this Agreement shall not be considered to have formed, a partnership or other legal entity. Except for CE's rights to incur project development expenses and act on behalf of the Joint Venture as Development Manager within the scope of this agreement, unless otherwise agreed, neither Party shall be the agent or representative of, or have the power to legally bind, the other Party in connection with the activities of the Joint Venture, and each Party shall be severally liable for any obligations to third parties incurred in connection with Joint Venture activities.

Term:             The initial term of the Joint Venture shall be 3 years;
                  but the term may be extended by mutual agreement of the Parties. The Joint Venture shall extend automatically successive terms of one year at the end of its term but only for the sole purpose of considering identified power projects not yet rejected or pursuing power projects for which a Project Entity has not yet been formed. The term of each Project Entity shall be as set forth in its organizational documents which shall establish a term at least as long as is required to complete the development, construction and operation of its respective power project. The term of the Right of First Refusal for any identified project or Project Entity shall extend for a term equal to the applicable Party's right to an equity participation in such project or Project Entity. Notwithstanding the foregoing, the term of this Joint Venture shall terminate upon the bankruptcy or dissolution of either Party.


Cooperation:      Since this Joint Venture Agreement is expected to
                  continue for some time and both Parties recognize that international power projects can present unique challenges or require special arrangements, both Parties will attempt in good faith to negotiate additional terms or modifications to this Agreement in response to any such unique circumstances which are encountered, consistent with the intent of the Parties in forming this Joint Venture.


      This Joint Venture Agreement has been duly authorized and executed by each Party and is intended to be a legally binding and enforceable agreement under, and governed by, the laws of the state of New York, U.S.A.


Dated as of:  December 14, 1993



Kiewit Diversified Group Inc.              California Energy Company, Inc.


By:/s/ Walter Scott, Jr., President         By: /s/ David L. Sokol
       Walter Scott, Jr., President                 David L. Sokol,
       Chairman of the Board                        President and Chief
                                                    Executive Officer

Kiewit Construction Group Inc.


By:/s/ Kenneth E. Stinson
    Kenneth E. Stinson, President
    and Chairman of the Board